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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CEPHEID
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cepheid
904 Caribbean Drive
Sunnyvale, CA 94089
(408) 541-4191

March 29, 2004

To Our Shareholders:

        I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 29, 2004, at 1:00 p.m. Pacific time.

        The agenda for this year's meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

        The board of directors appreciates and encourages shareholder participation in Cepheid's affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event and for that reason we ask that whether or not you expect to attend the meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

        We thank you for your support and look forward to seeing you at the meeting.

                      Sincerely,

                      /s/  JOHN L. BISHOP

                      John L. Bishop
                       Chief Executive Officer

CEPHEID
904 Caribbean Drive
Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held on April 29, 2004

To Our Shareholders:

        Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid's executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 29, 2004, at 1:00 p.m. Pacific time for the following purposes:

  1.
  To elect two (2) Class II directors of Cepheid to serve on the board of directors for a three-year term. Cepheid's board of directors intends to present the following nominees for election as Class II directors:

        Cristina H. Kepner
        Thomas L. Gutshall

  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of Cepheid for the fiscal year ending December 31, 2004.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 4, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

                      By Order of the Board of Directors

                      /s/  JOSEPH H. SMITH

                      Joseph H. Smith
                       Secretary

Sunnyvale, California
March 29, 2004

  All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders
To Be Held on April 29, 2004

Information Concerning Solicitation and Voting

General

        The enclosed proxy is solicited on behalf of the board of directors of Cepheid for use at the annual meeting of shareholders to be held on April 29, 2004 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid's executive offices, 904 Caribbean Drive, Sunnyvale, California 94089. Cepheid's telephone number is (408) 541-4191.

        These proxy solicitation materials, together with Cepheid's 2003 Annual Report, are being mailed on or about March 29, 2004.

Record Date

        Shareholders of record at the close of business on March 4, 2004, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 41,665,914 shares of common stock were issued and outstanding.

Revocability of Proxies

        You may revoke your proxy at any time before its use by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

        Shareholders are entitled to one vote for each share held as of the record date.

        Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. In addition, we may engage a proxy solicitor to assist in the solicitation of proxies from our shareholders. We expect that the fees we would pay to the proxy solicitor would not exceed $10,000, plus reasonable out-of-pocket expenses. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Quorum; Abstentions; and Broker Non-Votes

        In the election of directors, the two candidates receiving the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast affirmatively or negatively, as well as a majority of the required quorum. The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of shares voting affirmatively or negatively with respect to a proposal. Abstentions and broker non-votes will have no effect on the election of directors.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Cepheid's board of directors is divided into three classes—Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the board is presently set at nine members. The board of directors has not nominated a director to fill the vacancy created by Gerald Casilli's retirement from the board of directors in January 2004. Mr. Gutshall, who is currently a Class III director, has been nominated by the board of directors to serve as a Class II director in order to more evenly distribute the number of directors in each class.

Directors/Nominees

        The information below sets forth the current members of the board, including the nominees for Class II directors. Proxies may not be voted for more than two directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

Name of Director	Age	Class	Position With Cepheid	Director Since
John L. Bishop	59	I	Chief Executive Officer and Director	2002
Robert J. Easton(1)	59	III	Director	2002
Thomas L. Gutshall	66	II	Chairman of the Board	1996
Cristina H. Kepner(1)(3)	57	II	Director	1998
Dean O. Morton(2)(3)	72	I	Director	1997
Kurt Petersen, Ph.D.	56	I	President, Chief Technical Officer and Director	1996
Hollings C. Renton(1)(2)(3)	57	III	Director	2000

(1)
Current member of the Audit Committee.

(2)
Current member of the Compensation Committee.

(3)
Current member of the Nominating/Governance Committee.

        John L. Bishop.    Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002. Mr. Bishop served as President and a director of Vysis from 1993 to 2002 and as Chief Executive Officer from 1996 to March 2002. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation and, from 1987 until 1991, of Source Scientific Systems. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation.

        Robert J. Easton.    Mr. Easton joined us as a director in January 2002. Mr. Easton is a co-founder of Easton Associates LLC and has served as their Chairman since May 2000. Prior to co-founding Easton Associates in May 2000, Mr. Easton served as Managing Director of IBM Healthcare Consulting from May 1996 to May 2000. In addition to his experience in management consulting, Mr. Easton has 12 years of managerial experience in a variety of positions in sales, marketing, planning, engineering, and operations with the industrial gas and medical products divisions of Union Carbide and Union Carbide Europe. He currently serves as a director of CollaGenex Pharmaceuticals and Afferon Corporation.

        Thomas L. Gutshall.    Mr. Gutshall is a co-founder of Cepheid and has served us as Chairman of the Board since August 1996. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of CV Therapeutics and Metrika, Inc.

        Cristina H. Kepner.    Ms. Kepner joined us as a director in May 1998. She is currently advisor to Invemed Associates, LLC, an investment banking firm. She has been with Invemed since 1978, where she served in a variety of capacities. Prior to becoming advisor to the President, Ms. Kepner served as Executive Vice President and Corporate Finance Director until December 31, 2000. Ms. Kepner also served as a director of Invemed until December 2000. Ms. Kepner currently serves as a director of ViroLogic, Inc. and Quipp, Inc.

        Dean O. Morton.    Mr. Morton joined us as a director in July 1997. Mr. Morton has been retired for the past five years. He was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company from 1960 to 1992. Mr. Morton currently serves as a director of BEA Systems, Inc., KT Venture Group and Pharsight Corporation. He is a trustee of the State Street Research group of mutual funds and a director of the Met Life Series Funds Group. He serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non Profits.

        Kurt Petersen, Ph.D.    Dr. Petersen is a co-founder of Cepheid and has served us as President and a director since August 1996, was Chief Operating Officer from August 1996 to April 2003 and Chief Technical Officer since April 2003, and served as our Secretary from May 2002 until March 2004. From January 1996 through July 1996, Dr. Petersen worked as a private consultant. From 1985 to 1995, he served as Vice President, Technology for NovaSensor. While at NovaSensor, he was responsible for commercializing many innovative micromachined devices and fundamental fabrication processes. He holds over 20 patents and has authored over 80 technical papers and presentations. Dr. Petersen is a Fellow of the IEEE and a member of the National Academy of Engineering. In 2001, he was awarded the Simon Ramo medal by the IEEE.

        Hollings C. Renton.    Mr. Renton joined us as a director in March 2000. Since 1993, he has served as President and Chief Executive Officer and a director of Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990.

Required Vote

        The two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote will be elected as directors. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee determined by the proxy holder.

The board recommends a vote for the election of the nominated directors.

Board of Directors' Meetings and Committees

        The board currently consists of seven members. The board of directors has affirmatively determined that all directors, other than John L. Bishop, Thomas L. Gutshall and Kurt Petersen, are

independent under NASDAQ listing standards and applicable Securities and Exchange Commission rules. The board met ten times, including three telephone conference meetings, during 2003. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which he or she was a director and the total number of meetings held by all committees of the board on which he or she served during the period that he or she served. Standing committees of the board include an audit committee, a compensation committee and a nominating/governance committee. Each of these committees has a written charter approved by the board of directors.

        Audit Committee.    Cristina H. Kepner, Robert J. Easton and Hollings C. Renton are the current members of Cepheid's audit committee. All members of the audit committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The board has determined that Cristina H. Kepner and Hollings C. Renton are "audit committee financial experts" as such term is defined in applicable rules of the Securities and Exchange Commission. The Audit Committee met eight times, including four telephone conference meetings, in 2003. The audit committee hires the independent auditors, reviews the scope of audit and permissible non-audit services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions. The audit committee charter was filed as Appendix A to our proxy statement dated April 29, 2003 and is available under the "Investor Relations" section of our website at www.cepheid.com.

        Compensation Committee.    Dean O. Morton and Hollings C. Renton are the current members of Cepheid's compensation committee. The compensation committee met seven times, including one telephone conference meeting, in 2003. The compensation committee is responsible for reviewing the compensation and benefits for Cepheid's executive officers and administering the company's compensation plans, as well as supervising and making recommendations to the board on compensation matters generally.

        Nominating/Governance Committee.    Dean O. Morton, Hollings C. Renton and Cristina H. Kepner are the current members of Cepheid's nominating/governance committee. The nominating/governance committee held no meetings in 2003. The nominating/governance committee considers and recommends to the board candidates to serve as members of the board, develops and maintains a set of corporate governance guidelines and, establishes procedures for director nomination. In making recommendations to the board, the nominating/governance committee considers the recommendations of board members, members of management and shareholders. The nominating/governance committee may retain recruiting professionals to identify and evaluate candidates for director nominees. The nominating/governance committee charter is available under the "Investor Relations" section of our website at www.cepheid.com.

        In selecting nominees for the board of directors, the committee will assess a number of factors, including the independence, experience and judgment of candidates and endeavors to collectively support a number of areas of core competency on the board, including business judgment, management experience, accounting and financial acumen, industry and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the board of directors.

        Potential candidates are screened and interviewed by the nominating/governance committee. All members of the board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

        Shareholders can recommend qualified candidates for the board by submitting, in accordance with our bylaws, the candidate's name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee.

Director Compensation

        We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings. Our non-employee directors each receive $1,500 per board meeting attended in person, and $500 per committee meeting attended in person, and $250 per board or committee meeting attended by telephone or other remote means of communication.

        New non-employee directors receive non-discretionary, automatic grants of options pursuant to our 1997 Stock Option Plan to purchase 15,000 shares of our common stock upon joining the board, and our continuing non-employee directors receive non-discretionary, automatic grants of options pursuant to our 1997 Stock Option Plan to purchase 7,500 shares of our common stock. Options granted to new non-employee directors upon joining our board will become vested and exercisable with respect to 5,000 shares on each one-year anniversary of the grant date, so long as the person remains a director of Cepheid. Options granted to our continuing non-employee directors after each annual meeting of shareholders will become fully vested and exercisable on the one-year anniversary of the grant date, so long as the person remains a director of Cepheid. All option grants to non-employee directors under the 1997 Stock Option Plan will become fully vested and exercisable immediately prior to Cepheid's dissolution, liquidation, merger with or into another corporation, or sale of all or substantially all of our assets, and will expire three months after the event that caused the vesting acceleration to the extent they have not been previously exercised. All options granted to non-employee directors under the 1997 Stock Option Plan will have an exercise price equal to the then-current fair market value of our common stock, and will be nonqualified stock options.

Code of Ethics

        We have adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our chief financial officer and controller. This code of ethics is available under the "Investor Relations" section of our website at www.cepheid.com.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee was at any time during 2003, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the board of directors or compensation committee of any entity that has one or more of our executive officers serving as a member of our board or compensation committee.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The board has selected Ernst & Young LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2004. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The board recommends a vote for the ratification of the appointment of Ernst & Young LLP as our independent auditors.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of our common stock as of March 4, 2004 by each of the named executive officers set forth in the compensation table and each director; and all executive officers and directors as a group. There was no person who is known by us to beneficially own more than 5% of the common stock as of March 4, 2004.

        Percentage of ownership is based on 41,665,914 shares of common stock outstanding as of March 4, 2004. Beneficial ownership is calculated based on Securities and Exchange Commission requirements. All shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 4, 2004 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding the stock options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each shareholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
John L. Bishop(1)	750,000	1.8%
Robert J. Easton(2)	77,410	*
Thomas L. Gutshall(3)	1,259,169	3.0
Cristina H. Kepner(4)	123,232	*
Dean O. Morton(5)	158,000	*
Kurt Petersen, Ph.D.(6)	808,257	1.9
Hollings C. Renton(7)	58,000	*
John R. Sluis(8)	265,000	*
Joseph H. Smith	—	*
All executive officers and directors as a group of 9 persons(9)	3,499,068	8.4

*
Less than one percent.

(1)
Consists of options to purchase 750,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 406,250 of the shares issuable upon exercise of this option are unvested.

(2)
Includes options to purchase 15,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 4,586 of the shares issuable upon exercise of this option are unvested.

(3)
Includes options to purchase 250,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 61,461 of the shares issuable upon exercise of these options are unvested.

(4)
Includes options to purchase 58,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 5,000 of the shares issuable upon exercise of these options are unvested.

(5)
Includes 77,500 shares held of record by MDLC Partners, a California Limited Partnership, of which Mr. Morton is the general partner. Mr. Morton has options to purchase 10,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, none of the shares issuable upon exercise of these options are unvested.

(6)
Includes options to purchase 200,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 61,461 of the shares issuable upon exercise of these options are unvested.

(7)
Consists of options to purchase 58,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 1,000 of the shares issuable upon exercise of these options are unvested.

(8)
Consists of options to purchase 265,000 shares exercisable within 60 days of March 4, 2004. As of March 4, 2004, 160,110 of the shares issuable upon exercise of this option are unvested.

(9)
Includes options to purchase 1,606,000 shares exercisable within 60 days of March 4, 2004.

Executive Compensation

        The following table sets forth the compensation paid by Cepheid during 2003, 2002 and 2001 to the Chief Executive Officer and to Cepheid's four other most highly compensated executive officers. We refer to these individuals as the named executive officers.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Position	Year	Salary	Bonus	Other Annual Compensation(1)	Number of Securities Underlying Options	All Other Compensation(2)
John L. Bishop(3) Chief Executive Officer	2003 2002 2001	$310,000 215,808 —	$58,125 77,500 —	$63,105 34,370 —	— 750,000 —	$1,340 932 —
Thomas L. Gutshall Chairman of the Board	2003 2002 2001	140,144 248,289 259,898	— — —	— — —	— 75,000 75,000	2,054 7,340 1,663
Kurt Petersen, Ph.D. President, Chief Technical Officer and Secretary	2003 2002 2001	246,792 241,331 228,466	— — —	— — —	— 75,000 75,000	1,015 8,634 497
John R. Sluis(4) Vice President of Finance and Chief Financial Officer	2003 2002 2001	225,000 100,385 —	— — —	68,837 19,414 —	— 265,000 —	903 1,361 —
Joseph H. Smith(5) Vice President and General Counsel	2003 2002 2001	138,942 — —	— — —	— — —	250,000 — —	546 — —

(1)
Consists of reimbursement of relocation and commuting expenses.

(2)
Consists of value of employee life insurance and health insurance.

(3)
Mr. Bishop joined us in April 2002.

(4)
Mr. Sluis joined us in July 2002.

(5)
Mr. Smith joined us in June 2003.

Stock Options Granted in the Fiscal Year Ended December 31, 2003

        The following table sets forth information with respect to stock options granted during the fiscal year ended December 31, 2003 to each of the named executive officers. All options were granted under Cepheid's 1997 Stock Option Plan.

        The percentage of options granted is based on an aggregate of 1,354,750 options granted by Cepheid during the fiscal year ended December 31, 2003 to Cepheid's employees, including the named executive officers. The potential realizable value amounts in the last two columns of the following chart represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% annual rates of stock price appreciation from the date of grant to the end of the option term are provided in accordance with rules of the Securities and Exchange Commission and do not represent Cepheid's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder's continued employment through the vesting period.

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Exercise Price Per Share
Name				Expiration Date
					5%	10%
John L. Bishop	—	—%	$—	—	$—	$—
Thomas L. Gutshall	—	—	—	—	—	—
Kurt Petersen, Ph.D.	—	—	—	—	—	—
John R. Sluis	—	—	—	—	—	—
Joseph H. Smith(1)	250,000	18	4.30	6/2/2013	676,062	1,713,273

(1)
As of March 4, 2004, all of the shares issuable upon exercise of Mr. Smith's option are unvested.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End 2003 Option Values

        The following table sets forth certain information regarding unexercised options held as of December 31, 2003 by each of the named executive officers. All options listed in the table below were granted under the 1997 Stock Option Plan.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Bishop(2)	—	$—	750,000	—	$4,477,500	$—
Thomas L. Gutshall(3)	—	—	250,000	—	1,396,250	—
Kurt Petersen, Ph. D.(4)	—	—	200,000	—	992,250	—
John R. Sluis(5)	—	—	265,000	—	1,401,850	—
Joseph H. Smith(6)	—	—	—	250,000	—	1,320,000

(1)
These values have been calculated on the basis of the fair market value of our common stock on December 31, 2003, $9.58, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

(2)
As of March 4, 2004, 406,250 of the shares issuable upon exercise of Mr. Bishop's option are unvested.

(3)
As of March 4, 2004, 61,461 of the shares issuable upon exercise of Mr. Gutshall's options are unvested.

(4)
As of March 4, 2004, 61,461 of the shares issuable upon exercise of Dr. Petersen's options are unvested.

(5)
As of March 4, 2004, 160,110 of the shares issuable upon exercise of Mr. Sluis' option are unvested.

(6)
As of March 4, 2004, all of the shares issuable upon exercise of Mr. Smith's option are unvested.

Securities Authorized For Issuance Under Equity Compensation Plans

        The following table sets forth certain information, as of December 31, 2003, concerning securities authorized for issuance under all equity compensation plans of Cepheid:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by the shareholders(1)	4,342,077	$4.33	1,372,737
Equity compensation plans not approved by the shareholders	—	N/A	—

Total	4,342,077		1,372,737

(1)
Includes our 1997 Stock Option Plan, our 2000 Employee Stock Purchase Plan and our 2000 Non-Employee Directors' Stock Option Plan.

Related Party Transactions

        John L. Bishop Employment Agreement.    We entered into an employment agreement with John L. Bishop in March 2002. The employment agreement specified that Mr. Bishop's annual base salary will be $310,000, to be reviewed annually and an initial guaranteed bonus of $77,500. In future years, Mr. Bishop will be eligible to receive an annual bonus equal to up to 25% of his base annual salary, with the percentage being determined by the degree of achievement of certain performance goals and objectives to be determined by Mr. Bishop and the board or the compensation committee. Under his employment agreement, Mr. Bishop also received an immediately exercisable option to purchase 750,000 shares of our common stock at an exercise price of $3.61 per share, equal to the fair market value on the grant date. Twenty-five percent of the shares of common stock issuable upon exercise of this option vested on April 12, 2003, and the remaining 75% of the shares will vest in equal monthly installments over three years, so long as Mr. Bishop continues to be employed by Cepheid.

        Upon termination other than for cause, or a constructive termination, Mr. Bishop will receive a lump sum payment equal to 12 months base salary and prorated target cash bonus, and 50% of all unvested shares will become vested shares. If a termination other than for cause, or a constructive termination, occurs within one year of a change of control event, Mr. Bishop will receive a lump sum payment equal to 18 months base salary and prorated target cash bonus, and all unvested shares will become vested shares.

        Cause is defined in Mr. Bishop's employment agreement to include:

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  a failure to perform his duties after notice and an opportunity to cure;

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  misconduct injurious to us;

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  a conviction, guilty or no contest plea to a felony charge;

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  acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs; or

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  a breach of any agreement with us, including those regarding confidentiality and proprietary information.

        Constructive termination, as defined in Mr. Bishop's employment agreement, means Mr. Bishop's voluntary termination of his employment with us due to:

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  a specified reduction in his responsibilities, salary or target bonus;

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  our material breach of his employment agreement;

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  a forced relocation of his primary workplace; or

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  the failure of any successor of Cepheid to assume his employment agreement.

        John R. Sluis Employment Agreement.    We entered into an employment agreement with John R. Sluis in March 2002. The employment agreement specified that Mr. Sluis' annual base salary will be $225,000, to be reviewed annually. Under his employment agreement, Mr. Sluis also received an immediately exercisable option on to purchase 265,000 shares of our common stock at an exercise price of $4.29 per share, equal to the fair market value on the grant date. Twenty-five percent of the shares issuable upon exercise of this option vested on July 12, 2003 and the remaining 75% of the shares will vest equal monthly installments over three years so long as Mr. Sluis continues to be employed by Cepheid.

        Upon termination other than for cause, or constructive termination, Mr. Sluis will receive a lump sum payment equal to 12 months base salary. If a termination other than for cause, or a constructive termination, occurs within one year of a change of control event, Mr. Sluis will receive a lump sum payment equal to 12 months base salary, and all unvested shares will become vested shares. The definitions of cause and constructive termination in Mr. Sluis' employment agreement are similar to those in Mr. Bishop's employment agreement.

        Change of Control Retention and Severance Agreements for Kurt Petersen, Thomas L. Gutshall and Joseph H. Smith.    We entered into change of control retention and severance agreements with Kurt Petersen and Thomas L. Gutshall in February 2003, and Joseph H. Smith in June 2003. Under these agreements, if a termination other than for cause occurs within one year of a change of control event, the employee will receive a lump sum payment equal to 12 or 18 months base salary, as applicable, and all outstanding shares and stock options held by such person prior to the change of control event will become fully vested.

        Cause is defined in the change of control retention and severance agreement to include:

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  failure to perform any reasonable and lawful duty of his position or failure to follow the lawful written directions of the Chief Executive Officer;

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  commission of an act that constitutes misconduct and is injurious to the company or any subsidiary;

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  conviction of, or pleading "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

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  committing an act of fraud against, or the misappropriation of property belonging to, the company or any subsidiary;

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  commission of an act of dishonesty in connection with his responsibilities as an employee and affecting the business or affairs of the company;

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  breach of any confidentiality, proprietary information or other agreement with the company or any subsidiary; or

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  failure or refusal to carry out the reasonable directives of the company.

Compensation Committee Report on Executive Compensation

        This report of the compensation committee is required by the Securities and Exchange Commission and is not "soliciting material," is not to be deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

        The compensation committee of the board is responsible for reviewing the compensation and benefits for Cepheid's executive officers, as well as supervising and making recommendations to the board on compensation matters generally. The compensation committee also administers Cepheid's equity incentive plans and makes grants to executive officers under the 1997 Stock Option Plan. The current members of the compensation committee are Dean O. Morton and Hollings C. Renton, each of whom is a non-employee director within the meaning of Section 16 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

General Compensation Policy

        The compensation committee acts on behalf of the board to establish the general compensation policy of Cepheid for all employees. However, the compensation committee has delegated to John L. Bishop, our Chief Executive Officer, and to Dr. Kurt Petersen, our President and Chief Technology Officer, the authority acting together to grant stock options under our 1997 Stock Option Plan to our employees and other service-providers who are not directors or executive officers of Cepheid subject to limitations on the aggregate number of stock options that may be granted to new hires and existing employees in any calendar year. The compensation committee typically reviews base salary levels and target bonuses for the Chief Executive Officer and our other executive officers and employees at or about the beginning of each fiscal year.

        The compensation committee's philosophy in compensating executive officers, including the Chief Executive Officer, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of our executive officers is based on our corporate results and sales performance. Long-term equity compensation for executive officers are made through the granting of stock options. Stock options generally have value for the executive only if the price of our stock increases above the fair market value on the grant date and the executive remains employed with us for the period required for the shares to vest.

        The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the compensation committee reviewing data on prevailing compensation practices in companies with whom we compete for executive talent and by their evaluating this information in connection with our corporate goals. Subject to the limitations regarding available data, the compensation committee compared the compensation of our executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to their base salaries, our executive officers, including the Chief Executive Officer, are each eligible to participate in our 1997 Stock Option Plan and our 2000 Employee Stock Purchase Plan.

Fiscal 2003 Executive Compensation

        Base Compensation.    The compensation committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer.

        Stock Options.    In fiscal 2003, options to purchase shares of our common stock were granted to some of our executive officers to aid in the retention of the executive officers and to align their interests with those of the shareholders. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The compensation committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to influence corporate results, past performance and consistency within the executive's peer group. In fiscal 2003, the compensation committee considered these factors, as well as the number of stock options held by the executive officers as of the date of grant that remained unvested. Stock options are granted at a price that is equal to the fair market value of our common stock on the date of grant. The vesting for stock options granted to the executive officers in fiscal 2003 was designed to further ensure the retention of the executive officers.

Chief Executive Officer Compensation

        The Chief Executive Officer's base salary for 2003 was $310,000. Mr. Bishop was also awarded a bonus of $58,125 for 2003, and will be eligible to receive an annual bonus in future years equal to 25% of his base salary, with the particular percentage being determined in each year based on the degree of achievement against established goals and objectives for our performance. He did not receive an option to purchase shares of our common stock during 2003. This salary and bonus compensation for the chief executive officer for 2003 was based on the factors described above for all executive officers. For 2004, the compensation committee will evaluate the compensation of the Chief Executive Officer consistent with the factors described above for all executive officers.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes the goals consists only of "outside directors." Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the stock option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which stock options may be granted during a specified period. All members of the compensation committee qualify as outside directors. Historically, the combined salary and bonus of each executive officer has been below this $1 million limit. The compensation committee's present intention is to grant future compensation that does not exceed the limitations of Section 162(m), although the compensation committee reserves the right to award compensation that does not comply with these limits on a case-by-case basis.

                      COMPENSATION COMMITTEE
                      Dean O. Morton
                      Hollings C. Renton

Company Stock Price Performance

        The following graph shows the total shareholder return of an investment of $100 in cash on June 21, 2000, the date Cepheid's common stock began to trade on the NASDAQ National Market, through December 31, 2003, the last date of trading of fiscal 2003 for (1) Cepheid's common stock, (2) the NASDAQ Biotechnology Index and the NASDAQ Composite Index. All values assume reinvestment of the full amount of all dividends. No cash dividends have been declared on shares of Cepheid's common stock. Shareholder returns over the indicated period are based on historical data and are not necessarily indicative of future shareholder returns.

Total Return Analysis	6/21/00	12/31/00	12/31/01	12/31/02	12/31/03
Cepheid	$100.00	$93.26	$46.67	$56.65	$106.44
NASDAQ Biotechnology	100.00	86.72	72.66	39.72	57.90
NASDAQ Composite	100.00	60.79	47.99	32.86	50.03

        This section is not "soliciting material," is not to be deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Audit Committee Report

        This report of the audit committee is required by the Securities and Exchange Commission, and is not "soliciting material," is not to be deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

        Under the guidance of the amended charter adopted by the board in September 2002, the purpose of the audit committee is to:

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  monitor the integrity of Cepheid's financial statements;

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  monitor the periodic reviews of Cepheid's accounting and financial reporting process and systems of internal control that are conducted by Cepheid's independent auditors and Cepheid's financial and senior management;

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  review and evaluate the independence and performance of Cepheid's independent auditors, approve all audit and non-audit services to be performed by the auditors and appoint, oversee and compensate Cepheid's independent auditors; and

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  hire the independent auditors, evaluate the independent auditors and, where appropriate, replace the independent auditors.

        Each of the members of the audit committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the NASDAQ listing standards. Cristina H. Kepner and Hollings C. Renton are "audit committee financial experts" as such term is defined in applicable rules of the Securities and Exchange Commission. The audit committee charter is posted under the "Investor Relations" section of our website at www.cepheid.com.

        Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee has the responsibility to monitor and oversee these processes.

        In this context and in connection with the audited financial statements contained in Cepheid's Annual Report on Form 10-K, the audit committee:

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  reviewed and discussed the audited financial statements with Cepheid's management;

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  discussed with Ernst & Young LLP, Cepheid's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

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  reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

  •
  based on the foregoing reviews and discussions, recommended to the board of directors that the audited financial statements be included in Cepheid's 2003 Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission; and

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  instructed the independent auditors that the audit committee expects to be advised if there are any subjects that require special attention.

        In addition, the audit committee selected Ernst & Young LLP as Cepheid's independent auditors for our fiscal year ending December 31, 2004.

                      AUDIT COMMITTEE
                      Cristina H. Kepner
                      Robert J. Easton
                      Hollings C. Renton

Principal Accountant Fees and Services

        Ernst & Young LLP has been the independent accounting firm that audits our financial statements since our inception. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audit.

        In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services during 2003. The aggregate fees billed for 2003 and 2002 for each of the following categories of services are set forth below:

	2003	2002
Audit Fees	$257,118	$341,731
Audit-Related Fees	1,000	18,640
Tax Fees	15,000	14,006
All Other Fees	1,500	1,500

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of Cepheid's annual financial statements and review of the quarterly financial statements and services, such as comfort letter, consent and comment letter, that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. In 2003 and 2002, fees related to annual audit and quarterly reviews of Cepheid's financial statements were approximately $237,000 and $184,000, respectively.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cepheid's financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions and offerings, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various tax returns, services rendered in connection with acquisitions and advice on other tax related matters.

        All Other Fees.    Consists of fees for products and services other than the services reported above, such as the annual subscription fees of Ernst & Young Online.

        The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

        The audit committee has determined that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Shareholder Proposals

        The deadline for submitting a shareholder proposal for inclusion in Cepheid's proxy statement and form of proxy for our 2005 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 29, 2004. The deadline for submitting a shareholder proposal for inclusion in Cepheid's proxy statement and form of proxy for our 2005 annual meeting is December 29, 2004. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and proxy must do so in accordance with our bylaws. Any submissions not received in the manner described above will not be considered.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Exchange Act requires Cepheid's directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file.

        Joseph H. Smith did not file a From 4 within 48 hours of receiving a stock option grant in June 2003. He has since reported this option grant on a Form 4 filed with the Securities and Exchange Commission.

        Except as stated in the previous paragraph, and based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during our most recent fiscal year.

Shareholder Communications

        Any shareholder wishing to communicate with our board of directors regarding Cepheid may write to the board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary will forward these communications directly to the director(s). The independent directors of the board of directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

Director Attendance at the Annual Meeting

        Cepheid's policy is to encourage members of its board of directors to attend the annual meeting of shareholders and schedules a meeting of the board of directors on the date of the annual meeting to make it more convenient for them to do so.

Other Business

        The board does not presently intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

PROXY

CEPHEID

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 29, 2004

        The undersigned shareholder of Cepheid hereby appoints John L. Bishop and John R. Sluis, and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 4, 2004, at the annual meeting of shareholders of Cepheid to be held on April 29, 2004 (the "Annual Meeting") at 1:00 p.m. at Cepheid's principal executive offices, 904 Caribbean Drive Sunnyvale, California 94089 and any adjournments or postponements thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

☒    Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

1.	To elect two Class II directors of Cepheid to serve on the board of directors for a three-year term. The board of directors intends to present the following nominees for election as directors:	Vote FOR all the nominees (except as directed to the contrary)		☐
		Vote WITHHELD from all nominees		☐
Cristina H. Kepner Thomas L. Gutshall
INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee's name in the space provided below:

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of Cepheid for the fiscal year ending December 31, 2004.	For ☐	Against ☐	Abstain ☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.
MARK HERE IF YOU PLAN ON ATTENDING THE SHAREHOLDER MEETING ☐		Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.
Signature:	Date:	Signature:	Date:
Print Name:		Print Name:

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROXY CARD